EXHIBIT 5.1

[LETTERHEAD OF DLA PIPER LLP (US)]

May 7, 2010

The Board of Directors

Inland Western Retail

Real Estate Trust, Inc.

2901 Butterfield Road

Oak Brook, IL  60523

Ladies and Gentlemen:

We have examined the registration statement to be filed with the Securities and Exchange Commission on or about May 7, 2010 for registration under the Securities Act of 1933, as amended, of 10,375,000 shares of common stock, par value $0.001 per share (the “Shares”), of Inland Western Retail Real Estate Trust, Inc. (the “Company”) reserved for issuance upon the exercise of options granted and to be granted pursuant to the Company’s Second Amended and Restated Inland Western Retail Real Estate Trust, Inc. Independent Director Stock Option Plan and the Inland Western Retail Real Estate Trust, Inc. 2008 Long-Term Equity Compensation Plan (together, the “Plans”).  We have examined pertinent corporate documents and records of the Company, including its Fourth Articles of Amendment and Restatement, its Third Amended and Restated Bylaws, and the Plans, and we have made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

On the basis of the foregoing, we are of the opinion that the Shares are duly authorized, and, when issued and sold upon the terms and conditions set forth in the Plans and in the options granted or to be granted thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)